Exhibit (d)(2)

Mutual Non-Disclosure Agreement

This Mutual Non-Disclosure Agreement (this “Agreement”) is effective as of July 29, 2019 (the “Effective Date”) between Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), and Amgen Inc., a Delaware corporation (“Amgen”). In connection with the evaluation of a potential negotiated transaction between the Parties regarding one or more of FivePrime’s preclinical research and development programs, including its FPA157 and FPA158 research and development programs (collectively, the “Programs”) (the “Purpose”), FivePrime and Amgen may each provide the other with certain information that is confidential to such disclosing Party. In order to protect the confidentiality of the information FivePrime and Amgen may disclose to each other and the discussions regarding the Purpose, FivePrime and Amgen agree that such disclosures and discussions will be subject to the terms and conditions of this Agreement. FivePrime and Amgen may each be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Confidential Information. As used in this Agreement, “FivePrime Confidential Information” means (i) material terms FivePrime may include in any term sheet, proposal, letter of intent or similar document or draft agreement or any correspondence related thereto delivered to Amgen in connection with the Purpose, and (ii) all information regarding the Programs, including all information, procedures, developments, results, data, know-how, marketing strategies, protocols, clinical reports, investigator brochures, conclusions, technologies, and inventions, disclosed hereunder to Amgen by or on behalf of FivePrime in connection with the Purpose, whether disclosed in written (including electronic), visual or oral form. Notwithstanding the foregoing, FivePrime shall not provide to Amgen any nucleic acid or amino acid sequence information, chemical structural information or any reaction conditions or schemes, manufacturing protocols, formulations or other production information unless and to the extent a duly authorized officer of Amgen requests any such information in writing, and any such information provided without Amgen’s prior written request shall be excluded from the definition of “FivePrime Confidential Information.” As used in this Agreement, “Amgen Confidential Information” means (i) material terms Amgen may include in any term sheet, proposal, letter of intent or similar document or draft agreement or any correspondence related thereto delivered to FivePrime in connection with the Purpose, and (ii) all information, procedures, developments, results, data, know-how, marketing strategies, protocols, clinical reports, investigator brochures, conclusions, technologies, and inventions, disclosed hereunder to FivePrime by or on behalf of Amgen in connection with the Purpose, whether disclosed in written (including electronic), visual or oral form.

Information embodied in tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts or disks) must be labeled as “Confidential” to be considered Confidential Information, and information disclosed by a Party orally or visually must be identified as confidential at the time of disclosure and summarized in writing to the other Party within 30 days after such disclosure; provided that failure to designate such information as “Confidential” or to summarize orally or visually disclosed information in writing shall not change the status of such information as “Confidential Information” of a Party if a reasonable person familiar with such Party’s business and the industry in which such Party operates would know that such information was of a confidential and proprietary nature, the maintenance of which would be important to such Party. FivePrime Confidential Information and Amgen Confidential Information may be referred to without distinction as “Confidential Information” of a Party.

2. Excluded Information. Notwithstanding the foregoing, information shall not be deemed “Confidential Information” of the Party disclosing such information (the “Disclosing Party”) if the Party receiving such information (the “Receiving Party”) can demonstrate with competent evidence that such information: (a) was generally available to the public at the time it was disclosed to the Receiving Party; (b) became generally available to the public subsequent to the time it was disclosed to the Receiving Party, other than by the Receiving Party’s breach of this Agreement; (c) was in the Receiving Party’s possession without any confidentiality obligations to the Disclosing Party at the time it was disclosed to the Receiving Party, as evidenced by the Receiving Party’s written records; (d) was received on a non-confidential basis from a person other than the Disclosing Party, provided that, such source was not known by such Receiving Party after due inquiry to be bound by an obligation (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to such information; or (e) was developed by the Receiving Party independently of and without reference to, application of or use of any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records.

3. Receiving Party Obligations. Each Receiving Party will and will cause its Authorized Agents (as defined below) to: (a) hold all Confidential Information of the Disclosing Party in confidence; (b) use reasonable efforts, but no less than the efforts such Receiving Party uses to protect its own confidential information, to protect all Confidential Information of the Disclosing Party from disclosure; (c) use the Confidential Information of the Disclosing Party solely for the Purpose; and (d) not use, distribute, disclose or otherwise disseminate any Confidential Information of the Disclosing Party, except as expressly permitted by this Agreement. The Receiving Party may reproduce Confidential Information of the Disclosing Party solely as required for the Purpose or to accomplish the intent of this Agreement, provided that all such reproductions contain all confidential or proprietary notices or legends that appear on the original. Any reproduction by the Receiving Party of any Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party.

4. Affiliates. For the purposes of this Agreement, an “Affiliate” of a Party shall mean any entity controlling, controlled by, or under common control with such Party, where “control” means the ownership of 50% or more of the voting securities or an interest in 50% or more of the profits of such entity, or the possession, direct or indirect, of the power to cause the direction of the management and policies of such entity, whether through ownership of the voting securities of such entity, by contract or otherwise.

5. Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party only (a) to its and its Affiliates’ officers, directors, employees, agents and contractors with a specific need to know such Confidential Information in connection with the Purpose or to perform Receiving Party’s obligations or exercise Receiving Party’s rights under this Agreement (each, an “Authorized Agent”); provided that each such Authorized Agent shall be bound by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement prior to such disclosure; provided further, that the Receiving Party will be liable for any breaches of such confidentiality and non-use obligations by any such

Authorized Agents; and (b) as required by a valid order of a court or other governmental body with jurisdiction over the Receiving Party or as required by applicable law, regulation or stock exchange rule. If a Receiving Party is required to disclose Confidential Information of the Disclosing Party by a valid order of a court or other governmental body with jurisdiction over the Receiving Party or by applicable law, regulation or stock exchange rule, the Receiving Party will (i) provide the Disclosing Party with reasonable prior written notice of such disclosure (to the extent legally permissible and reasonably practicable) and afford the Disclosing Party the opportunity to seek, and will reasonably cooperate, upon written request and at the Disclosing Party’s expense, with such Disclosing Party in seeking, confidential treatment of the Confidential Information required to be disclosed to avoid or minimize any disclosure to the public; and (ii) reasonably limit the disclosure to what is legally required as directed by its legal counsel.

6. Destruction of Confidential Information. Upon written request by the Disclosing Party at any time, except as otherwise required by law, the Receiving Party shall destroy all documents and other tangible materials containing or representing the Confidential Information of the Disclosing Party and all copies thereof, provided, however, that the Receiving Party may retain in confidence under this Agreement (i) one archived copy of the Disclosing Party’s Confidential Information and all materials created that contain such Confidential Information, including notes and memoranda, solely for the purpose of ascertaining the scope of the Receiving Party’s obligations hereunder; and (ii) such Confidential Information of the Disclosing Party that may be incidentally contained in the Receiving Party’s electronic back-up, temporary (e.g., .tmp format) or cached files or other electronic back-up media that are created and held in the ordinary course of business.

7. No License; Disclaimer of Warranty. The Receiving Party agrees that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, to any Confidential Information of the Disclosing Party, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. Nothing in this Agreement shall be construed to require the Disclosing Party to grant to the Receiving Party any right, license or interest in or under any intellectual property or other right owned by or licensed to the Disclosing Party. Each Party disclaims all representations and warranties about the completeness or accuracy of Confidential Information of such Party provided to the other Party, all of which is provided “as-is.”

8. Term; Survival. The term for disclosing Confidential Information under this Agreement shall expire one year from the Effective Date (the “Term”). Either Party may terminate this Agreement before the expiration of the Term for any reason or no reason at any time upon written notice to the other Party. The obligations under this Agreement shall remain in full force and effect for five years from the expiration or earlier termination of the Term, at which time they shall terminate.

9. Warranties. Each Party warrants and represents that the execution, delivery and performance of this Agreement have been duly authorized by the requisite action on the part of such Party and that the person signing this Agreement on behalf of such Party has the power and authority to execute this Agreement and to bind such Party to the terms of this Agreement. Each Party further warrants and represents that the obligations of such Party under this Agreement are not inconsistent with such other Party’s other contractual obligations.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Parties relating to the confidentiality of Confidential Information of each Party disclosed to the other Party in connection with the Purpose and supersedes all prior and contemporaneous agreements or understandings related to such disclosures. This Agreement may be modified or amended only by a writing executed by both Parties.

11. Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by the waiving Party. No express or implied waiver by a Party of any default will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

12. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without reference to its conflict of law provisions.

13. Injunctive Relief. Each Party acknowledges that its breach of this Agreement may cause irreparable damage to the other Party for which there may be no adequate remedy at law and hereby agrees that, in the event of such a breach, such other Party is entitled to seek, in addition to any other remedies it may have at law or in equity, a restraining order, injunction or other similar remedy in order to specifically enforce this Agreement.

14. Severability. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

15. Existence of Agreement. The existence, terms and conditions of this Agreement, and the fact that discussions are taking place between the Parties with respect to the Purpose, shall constitute Confidential Information of both Parties.

16. Names. Neither Party shall use, or allow its Authorized Agents to use, the other Party’s name, the names of such other Party’s Affiliates, or any derivatives of either of the foregoing, for purposes of any promotion, publicity or advertising without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion. In the event that a Party becomes aware of any violation of this Section 16 by the other Party, such other Party shall take all reasonable steps necessary, at its sole expense, to cease and cure such violation to such first Party’s satisfaction.

17. Assignment. Neither Party shall assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party. Each Party’s obligations under this Agreement shall be binding on its heirs, successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without the other Party’s consent to an Affiliate of such assigning Party or to a third party successor to all or substantially all of the business of such assigning Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the assigning Party, to assume performance of this Agreement or the obligations under this Agreement.

18. No Commitment. This Agreement does not obligate the Parties to enter into any further agreement or proceed with any other relationship or transaction between them, and, subject to each Party’s compliance with the obligations set forth herein, nothing herein prevents either such Party from entering into a similar transaction with any other party.

19. Interpretation. Section headings in this Agreement are for reference purposes only and shall not be considered in construing this Agreement. The words “include” and “including” shall mean respectively includes and including without limitation. The word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or.”

20. Counterparts. This Agreement may be executed in counterparts and in any format, including facsimile versions or electronically delivered versions thereof, each of which shall be deemed to be an original and shall fully bind each Party who has executed it, but all such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed with effect as of the Effective Date.

Five Prime Therapeutics, Inc.		Amgen Inc.

By:	/s/ Tarak Mody	By:	/s/ Emily Z. Mason
Name:	Tarak Mody	Name:	Emily Z. Mason
Title:	VP, Bus Dev & Alliance Management	Title:	Associate General Counsel under delegation from Jonathan Graham, Sr. Vice President, General Counsel and Secretary